Issuer Free Writing Prospectus

Dated May 8, 2008

Filed Pursuant to Rule 433

Registration Statement No. 333-148486

This document comprises a supplement to the prospectus relating to Colfax Corporation and has been approved on May 8, 2008 by the German Financial Supervisory Authority (BaFin) in accordance with section 16 of the German Securities Prospectus Act (Wertpapierprospektgesetz) which implemented the Prospectus Directive for the purposes of an offer of shares of our common stock to the public in Germany. Colfax Corporation has applied to BaFin to provide the Swedish Financial Supervisory Authority (Finansinspektionen) with a certificate of approval attesting that the supplement has been drawn up in accordance with the German Securities Prospectus Act for purposes of a simultaneous offer of shares of our common stock to the public in Sweden.

Supplement No. 2

to

Prospectus

dated April 25, 2008,

as supplemented by

Supplement No. 1 dated May 5, 2008

for

the public offering of

21,562,500 shares of common stock

including up to 2,812,500 shares of common stock

in connection with potential overallotments

with a public offering price of $18

of

Colfax Corporation

Richmond, Virginia, United States of America

CUSIP: 194014 106

International Securities Identification Number (ISIN): US1940141062

Merrill Lynch & Co.

Lehman Brothers

UBS Investment Bank

Robert W. Baird & Co.	Banc of America Securities LLC	Deutsche Bank Securities	KeyBanc Capital Markets

May 8, 2008

We have filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) in connection with the offering of shares of our common stock in the United States (Registration No. 333-148486). Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus, which you may request by calling 1- 212 449 1000.

A copy of the most recent prospectus that satisfies the requirements of the SEC can be found at the following URL link: http://www.sec.gov/Archives/edgar/data/1420800/000119312508098023/ds1a.htm.

Neither the SEC nor any state securities commission in the United States has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense in the United States.

COLFAX CORPORATION

This Supplement No. 2 is a supplement to the Prospectus dated April 25, 2008, as supplemented by Supplement No. 1 dated May 5, 2008 relating to Colfax Corporation and has been approved on May 8, 2008 by the German Financial Supervisory Authority (BaFin) in accordance with section 16 of the German Securities Prospectus Act (Wertpapierprospektgesetz) which implemented the Prospectus Directive for the purposes of an offer of shares of our common stock to the public in Germany. Colfax Corporation has applied to BaFin to provide the Swedish Financial Supervisory Authority (Finansinspektionen) with a certificate of approval attesting that the supplement has been drawn up in accordance with the German Securities Prospectus Act for purposes of a simultaneous offer of shares of our common stock to the public in Sweden.

The Prospectus was published on April 25 2008, as approved by BaFin, by making available print copies of the prospectus free of charge in accordance with section 14 (2) No. 2b of the German Securities Prospectus Act (Wertpapierprospektgesetz). The Supplement No. 1 was published on May 5, 2008 by making available print copies of Supplement No. 1 in accordance with section 16 par. 2 in conjunction with section 14 par. 2 No. 2b of the German Securities Prospectus Act (Wertpapierprospektgesetz). This Supplement No. 2 is expected to be published on May 8, 2008 by making available print copies of this Supplement No. 2 in accordance with section 16 par. 2 in conjunction with section 14 par. 2 No. 2b of the German Securities Prospectus Act (Wertpapierprospektgesetz) during regular business hours at our offices (Allweilerstraße 1, 78315 Rudolfzell, Germany) and at the offices of Merrill Lynch (Global Markets & Investment Banking Group, Main Tower, Neue Mainzer Strasse 52, 60311 Frankfurt am Main, Germany).

Pursuant to section 16 par. 3 of the German Securities Prospectus Act (Wertpapierprospektgesetz), investors who submitted a declaration of intent to acquire or subscribe for shares prior to the publication of this supplement may revoke such declaration of intent within two workdays after publication of this supplement, provided that the shares have not yet been delivered.

References below to “we,” “us,” “our” and “Company” are used in the manner described in the Prospectus dated April 25, 2008.

Cover Page

The following two sentences are added to the Cover Page at the end of the first paragraph:

On May 7, 2008, we, the selling stockholders and the underwriters determined the initial public offering price to be $18, which is above the price range indicated in the prospectus. Consequently, all references in the prospectus, as supplemented, to the price range or to the assumed public offering price should be read in the context of the initial public offering price.

Richmond, Virginia, United States of America

May 8, 2008

Colfax Corporation

/s/ Thomas M O’Brien

Thomas M O’Brien

Senior Vice President, General Counsel and Secretary

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